Annual Management Conference
April 24, 2008

Good morning. It’s a pleasure to see all of you here today. I hope that this conference meets your expectations and provides you important information that will help you operate your institution and serve your communities. On behalf of the staff at your Federal Home Loan Bank, I thank you for your continued patronage and support of the bank.

I’d like to make some introductions before I get started. We are pleased that we have a number of our directors in attendance. Would each of you please stand and be recognized:

•	Our board chairman Ron Wente from Hays, Kansas;

•	Our board vice chairman Lindel Pettigrew from Chickasha, Oklahoma;

•	Mike Berryhill from Fort Morgan, Colorado;

•	Skip Hove from Lincoln, Nebraska;

•	Jane Knight from Wichita, Kansas;

•	Jim Hamby from Ada, Oklahoma;

•	Larry McCants from Goodland, Kansas;

•	Tom Olson from Lisco, Nebraska; and

•	Bruce Schriefer from Wichita, Kansas.

I know these individuals would love to hear from you, so please don’t hesitate to corner them and share your thoughts and suggestions about the bank.

This morning, I plan to address three topics with you. First, as the owners and customers of FHLBank Topeka, I want to give you a status report on your Federal Home Loan Bank. How are we faring in this time of market turbulence and what does that mean to you? Second, I want to give you an update on several pieces of legislation pending in Congress concerning the Federal Home Loan Banks, as well as our views on the legislation. Finally, I want to share some thoughts on the Federal Home Loan Bank system, what we’ve learned from this period of market instability and what that could mean to the Federal Home Loan Banks, and to you, in the future.

So first, what is the state of FHLBank Topeka? In brief, FHLBank Topeka continues its long history of solid performance for you, our members, both in terms of the products and services we offer, as well as our sustained performance on profitability and dividends.

2007 was another year of solid profitability and growth. As one of the most profitable Federal Home Loan Banks, we were able to pay you a solid dividend while at the same time adding significantly to our retained earnings. Over the last five years, FHLBank Topeka has grown at a very manageable, but sustained rate. Earnings, dividends and retained earnings growth have been excellent. This performance continued through the first quarter of 2008, and we were able to pay a very attractive dividend in the first quarter.

Let me briefly mention the importance of retained earnings. We understand that an addition to retained earnings represents dollars that could have been paid to you in dividends. But adequate retained earnings are critically important because of the unique capital structure of the Federal Home Loan Banks. Imagine the challenges you would face if your stockholders could ask for their capital back, at any time, at their discretion. Retained earnings are permanent capital that can’t be withdrawn from the bank unless the bank chooses to distribute them in the form of dividends. Because of this, they provide us added flexibility in terms of balance sheet structure and product offerings. They also provide front line protection to you against adverse operating results at the Federal Home Loan Bank. And, finally, retained earnings are extremely important in the eyes of our regulator. Therefore, we plan to continue to be a system leader in both dividends paid to members as well as in the amount of relative retained earnings we hold.

Member utilization of our products and services continues to reach all time highs. As alternative sources of funds have become more expensive or not available at all, the reliability and flexibility of our products and services have become even more important to our members. Programs such as this conference, visits from our correspondent officers and calls from our lending desk highlight how members can reap great value in the products and services we have to offer. For example, the subprime lending crisis has clearly demonstrated the superiority of the MPF model of mortgage loan originations. Continuing to have “skin in the game” with respect to mortgages ensures that mortgage originations are prudent for both the lender and the borrower. This ultimately results in the MPF Program being a better financial deal for originating institutions than selling mortgages into the standard secondary market.

To varying degrees, the Federal Home Loan Banks each have some unique management practices. Some Federal Home Loan Banks, including FHLBank Topeka, are focused on profitability. We truly believe that a strong profit objective will result in a more efficient, customer focused operation. Time and again, and even more so of late, we are told by our members that the Federal Home Loan Bank is a critical source of liquidity, a life line for community banks, and that the overriding objective of our management practices should be to ensure we are able to continue to provide that liquidity over the long run. We believe the best way to provide that assurance is to through ongoing, sustained solid financial performance.

And there are other differences between Federal Home Loan Banks. FHLBank Topeka is one of only three Federal Home Loan Banks paying stock dividends. Because of their tax deferred status, stock dividends represent a significant advantage for many of our members. FHLBank Topeka allows members to retain excess capital stock, but through our unique A-B capital structure, we do that in a way that benefits both the members choosing to hold excess stock as well as the holders of Class B stock.

Outstanding performance is not simply a function of profitability. As we have seen time and time again, strong profitability must be aligned with excellent risk management practices if an organization is to build a long-term record of superior performance. There is no doubt that FHLBank Topeka is a highly complex organization. Today, we are managing mortgage assets of approximately 10 billion dollars. We utilize derivatives extensively in order to provide you competitively priced advances and manage our risks. But I assert that our risk management practices are up to the challenge. We have an outstanding enterprise risk management program. We utilize state-of-the-art financial models to assist us in being prepared for changes in the markets. We have adopted a best practices organizational structure that separates the responsibility of those making discretionary decisions affecting risk from those who measure that risk and account for our transactions.

And we’ve taken a step that is unique among the Federal Home Loan Banks. Our board of directors created a Risk Management Advisory Board and appointed financial experts from our largest members to sit on that board. On a combined basis, these institutions have an enormous investment in FHLBank Topeka, giving them the appropriate self interest that motivates them to help ensure FHLBank Topeka is appropriately managing risk. By periodically meeting with bank management to discuss our risk management practices, the Risk Management Advisory Board is a critical component of our ongoing risk management regime.

A good example of your FHLBank Topeka in action is our recent response to our regulator’s expansion of our MBS authority. In order to provide support to the troubled secondary market, the Finance Board permitted Federal Home Loan Banks to increase their holdings of MBS from three times capital to six times capital. Seeing this as an opportunity to both generate additional earnings for our members as well as take advantage of wide spreads in the Agency market, we were the first Federal Home Loan Bank to seek and obtain Finance Board approval to expand our MBS holdings, and the first Federal Home Loan Bank to exercise that authority, purchasing almost 1 billion dollars in adjustable rate Agency MBS this month. But please be assured that the types and amounts of mortgage securities we purchase are the result of careful analysis necessary to maintain acceptable risk levels on our balance sheet.

Before I leave the discussion of the current status of your Federal Home Loan Bank, I would be remiss if I did not comment on the quality of our management. From a risk management standpoint, the critical factor for any organization is the people involved. No enterprise risk management system, nor any financial model, no matter how sophisticated, can ever replace good judgment. I am proud to have an experienced team of professionals who possess the quality of judgment critical to running a successful Federal Home Loan Bank. I credit them for our minimal subprime mortgage exposure on our balance sheet. As they often said to me over the last few years, “Andy, there’s triple A and then there’s triple A.” Their insights turned out to be right on target. Thank you.

And finally, let me mention the dedication of your Federal Home Loan Bank staff. They are committed to making sure you are receiving the best service possible, both in terms of customer service as well in the operation of the bank. Hey, I’d even include myself in this. Why? On this very morning in the beautiful resort area of Riviera Maya, Mexico, my nephew is getting married. Absent my duties here, I’d be sitting on the beach, drinking a Margarita and wishing them the best. But no, I’m here talking to you.

Sara and AC, congratulations on your marriage this morning and may you enjoy many, many years of marital bliss.

Now, let me review the Washington scene. The hallmark of Washington is lots of talk but little action. I know many of you feel that is a blessing. But harsh economic circumstances radically change the legislative landscape. Members of Congress are itching to do something to address our economic problems. Legislation is moving quickly, particularly those items of legislation that can address some of the economic turmoil.

A good example is the section 149 legislation currently before Congress. Section 149 provides that securities can not be tax exempt if the federal government guarantees the security. Unfortunately, the Federal Home Loan Banks are deemed to be part of the Federal government for purposes of section 149 and therefore may not issue a letter of credit to back tax exempt bonds unless those bonds support housing. We have never thought the housing limitation made much sense and have been trying to change this law for a long time. With this change, we could back stop a broader range of municipal bonds, such as bonds issued to support economic development activities or build infrastructure. The problems currently being experienced by the bond insurers have provided the impetus to finally get something done. We strongly support this legislation and are very optimistic about its passage.

Similarly, we’ve heard much more talk lately about GSE regulatory reform legislation. This legislation has already passed the House but awaits action in the Senate. It would put Fannie, Freddie and the Federal Home Loan Banks under the same regulator. We support the legislation because we believe it would enhance the capabilities and the profile of our regulator, which we believe is important, especially given that the 12 Federal Home Loan Banks are each independently managed but jointly responsible for all system debt. Now, it is important for me to state that we currently have a high quality regulator in the Federal Housing Finance Board and we believe we are appropriately regulated and supervised. Clearly, the primary driver of the legislation is certain inadequacies in the powers of the regulator for Fannie and Freddie, and not because of any problems or issues with the Finance Board. Still, we believe it is important to strive for the best, and we see this legislation as promising even greater regulatory capacity.

Finally, we are seeing pieces of legislation that are directly attributable to problems in the credit markets. One example is emergency student loan legislation that would allow us to accept student loans, and securities backed by student loans, as collateral for advances, as well as invest in student loan securities. While we haven’t taken a position on this legislation, as a general rule we are in favor of any legislation that provides us greater flexibility in serving the liquidity needs of our members, including expanding the types of collateral we can accept.

But this is a good lead in to my final topic. What have we learned from the recent break down of the credit markets? How should those lessons be applied to the Federal Home Loan Bank system?

First, I can’t help but comment on some of the Monday morning quarterbacking going on. I attended a seminar last week put on by the National Association of Corporate Directors addressing how to be a more effective director. Overall, it was an outstanding seminar and very beneficial for both a CEO as well as a director. However, a few speakers suggested that the sub-prime losses at corporations would have been avoided if only directors had asked a few more questions. I find that assertion lacks credibility. There was intense analysis by many, many people who ultimately became significantly exposed to sub-prime mortgages. Unfortunately, the analysis was somewhat a house of cards as economic events are overwhelming multiple layers of protection exposing significant cracks in the overall structure. When I mentioned my staff’s line of “there’s triple A and then there’s triple A”, it was not in the context of them stating the obvious but notable because of the superior level of insight and judgment being demonstrated.

I was a little under the weather last weekend, so instead of playing golf I spent some time rereading Manias, Panics and Crashes by Charles Kindleberger. I’d encourage anyone interested in business cycles, and particularly in the boom and bust phenomenon, to read this book. What we are witnessing today is not anything particularly unique. This type of market crash has happened before and I guarantee you it will happen again regardless of what the federal government or anyone else does to prevent it.

The free enterprise system is an amazing thing. The struggle for profits in a competitive market is the mother of innovation and efficiency. But the dark side of this economic model is that it can also overwhelm itself, where success breeds an unrealistic expectation of future success and an underestimation of true risk. Everyone starts to jump on the money making/spending bandwagon assuming that profitability and price appreciation will continue unabated. And when reality finally reasserts itself, it’s a mad rush to be the first one out. It’s a massive game of musical chairs where there are only a few seats left when the music stops, but unfortunately a large crowd still playing the game.

From a Federal Home Loan Bank perspective, I draw two lessons from this episode.

First, the community banking sector and the Federal Home Loan Banks play a critical role in addressing a liquidity crisis in the credit markets. When liquidity dried up in many traditional sources, it was the community banking industry supported by the Federal Home Loan Banks that picked up the slack. And the Federal Home Loan Banks were able to provide this liquidity in a rather seamless manner. Since its inception in 1932, there has been a clear acceptance of the Federal Home Loan Banks’ mission to support housing. The lesson I take from recent history is that the Federal Home Loan Banks have a second mission just as important as the housing mission, and that’s providing liquidity to the community banking system.

Clearly the Federal Reserve system will always serve as the bank of last resort. But it is also clear that providing liquidity to the community banking system is not the primary role of the Federal Reserve. Whereas, the Federal Reserve is the lender of last resort, the Federal Home Loan Banks are the lender of first resort. This is not a new mission for the Federal Home Loan Banks, but given to them in 1989 when Congress opened up membership to commercial banks and credit unions. At that time, community banks were encountering significant challenges in raising sufficient deposits to fully address the credit needs in their communities. Since then, Congress has repeatedly reinforced that mission by expanding collateral provisions and reducing restrictions on Federal Home Loan Bank lending. The partnership between community banks and their bankers, the Federal Home Loan Banks, has never been stronger.

The second lesson I take from recent history is the need to better equip the Federal Home Loan Banks to meet its mission of providing liquidity to the community banking system. While the Federal Home Loan Banks stand ready to provide liquidity, often an impediment for members is the availability of sufficient types of collateral that the Federal Home Loan Banks are authorized to accept. The current patchwork of eligible collateral is the result of numerous changes in the law over many years.

There are certain themes that seem to run in the collateral provisions. One clear theme is a reliance on collateral that is somehow related to real estate. Federal Home Loan Banks are authorized to accept residential mortgages, commercial real estate loans and farm real estate loans from any member, regardless of the member’s asset size. Presumably, this real estate connection somehow relates to a perceived notion of safety. Are real estate loans, by their very nature, low risk loans? If there is anything we have learned from the sub-prime blow up, it’s that the assumption that real estate loans are inherently low risk is not only, not valid, it’s dangerous.

With respect to collateral, safety is a function of appropriate underwriting standards and appropriate collateral discounts or haircuts. If an asset has a readily ascertainable value and a creditor can perfect a security interest in that collateral, it provides the basis for a safe and sound loan when combined with appropriate underwriting standards and an appropriate discount.

So if safety is not the answer, what is the rationale for limiting the types of collateral a Federal Home Loan Bank can accept? I assert that it is not a matter of mission. The mission of the Federal Home Loan Banks is to provide liquidity to the community banking system. Limiting the types of collateral doesn’t stop a borrowing institution from making loans for whatever purpose it chooses. The very definition of liquidity is the provision of money, and money is fungible. A community bank can take those dollars and use them for any purpose authorized for the community bank by the rules and regulations governing its charter.

Removing arbitrary restrictions on the types of collateral a Federal Home Loan Bank can accept is not an expansion of a Federal Home Loan Bank’s mission. Rather, it is removing barriers to a Federal Home Loan Bank achieving its existing mission.

The second lesson I take from the recent break down of the credit markets is that Federal Home Loan Banks should be able to accept any collateral from a member institution that the Federal Home Loan Bank can safely lend against. If a community bank is authorized to engage in the activity, and the Federal Home Loan Bank can safely lend against it, it should be eligible collateral.

As we look forward to the next market disruption, the next market crash, we need to take steps now to help the community banking system and the Federal Home Loan Banks better address the liquidity problems as they arise. I strongly encourage members of Congress to look hard at removing the arbitrary restrictions on eligible collateral currently embedded in the Federal Home Loan Bank Act. This will allow our regulator, the Federal Home Loan Banks and our member institutions to work together to ensure that the Federal Home Loan Banks continue to operate in the prudent and conservative manner that is our hallmark, while better meeting the liquidity needs of our member community banks.

Thank you for the opportunity to speak to you this morning and I’d be glad to take any questions you may have.